Exhibit 10.21

SEPARATION AGREEMENT

The following shall represent the terms of separation entered into by and between Gary Arlen (“Director”) and NTN Buzztime, Inc. (the “Company”).

RECITALS

A.           On June 15, 2007, the Company granted stock options (the “Options”) to Director under the terms of the Company’s 2004 Performance Incentive Plan (“Stock Plan”) in exchange for Director’s service on the Board of Directors.

B.           In connection with Director’s resignation from the Board effective February 6, 2009, the Board has amended the Options and the related Option Agreement to provide for an extended exercise period following termination of Director’s service on the Board, with such amendment taking effect as set forth in this Amendment, effective February 6, 2009.  All other provisions of the Option Agreement that are not modified by this Amendment remain in full force and effect.

C.           In connection with the resignation from the Board effective February 6, 2009, The Board has also agreed to pay Director cash compensation equal to $14,500 which represents the estimated amount of cash compensation Director would have received had he continued his current service as a director through the date of the Company’s next annual meeting of stockholders.

NOW, THEREFORE, pursuant to the terms of the Option Agreement and the Stock Plan, and in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1.           Notwithstanding the language set forth in the Option Agreement related to the period of time following termination of Director’s service on the Board in which vested Options must be exercised, the terms of the Options are amended to provide as follows:

(a)         The Options shall hereafter be exercisable until the earlier of the Expiration Date (as defined in the Option Agreement) and June 15, 2010.

2.           Entire Agreement.  The Options and the Option Agreement are amended by the provisions of this Amendment.  Except as so amended, the terms of the Options and the Option Agreement shall remain in full force and effect.  In the event of any conflict between this Amendment and the Options and Option Agreement, this Amendment shall govern.  This Amendment and the Option Agreement, with the exhibits attached thereto, constitute the entire agreement between Director and the Company regarding the terms and conditions of Director’s Options. This Amendment supersedes all prior negotiations, representations or agreements between Director and the Company, whether written or oral, concerning the modifications of Director’s Options.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year written below.

NTN Buzztime, Inc.

By:	/s/ Kendra Berger
Kendra Berger, Chief Financial Officer and Secretary On Behalf of the Board of Directors

Date: February 6, 2009

Gary Arlen, an individual
/s/ Gary Arlen
Gary Arlen
Date: February 6, 2009